Exhibit 8.1

[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

April 12, 2006

Seagate Technology

920 Disc Drive

Scotts Valley, CA 95066

Re:     Seagate/Maxtor Merger

Ladies and Gentlemen:

We have acted as counsel to Seagate Technology, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Seagate”), in connection with the Agreement and Plan of Merger, dated as of December 20, 2005, (including the exhibits thereto, the “Merger Agreement”), by and among Seagate, MD Merger Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Seagate (“Merger Sub“), and Maxtor Corporation, a Delaware corporation (“Maxtor“), pursuant to which Merger Sub shall be merged with and into Maxtor with Maxtor surviving as a wholly-owned subsidiary of Seagate (the “Merger”) on the terms and conditions set forth therein. The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.” For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement. This opinion is being delivered in connection with the filing of the Registration Statement on Form S-4 of a Proxy Statement/Prospectus (Registration No. 333-132420) (as amended, the “Registration Statement”) filed by Seagate with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed Merger pursuant to the Merger Agreement and to which this opinion appears as an exhibit.

We have examined (i) the Merger Agreement, (ii) the Registration Statement and (iii) the representation letters of Seagate, Merger Sub and Maxtor delivered to us for purposes of this opinion (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and

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made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by Seagate, Merger Sub and Maxtor in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of Seagate, Merger Sub and Maxtor or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification and (v) every U.S. holder who is a five-percent transferee shareholder, as defined in Treasury regulations promulgated under Section 367(a) of the Code (the “Section 367 Regulations”), with respect to Seagate after the Merger, if any, will file a timely and effective “gain recognition agreement,” as defined in the Section 367 Regulations. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Merger will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and Seagate will be treated as a “corporation” under Section 367(a) of the Code with respect to each transfer by Maxtor stockholders of Maxtor common stock to Seagate pursuant to the Merger.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

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We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, and to the references to our firm name therein.

Very truly yours,

/S/    SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP